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Exhibit 4.1

2001 Stock Compensation Plan I, dated June 14, 2001.
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                           2001 COMPENSATION PLAN I

THIS COMPENSATION PLAN is adopted this 14th day of June 2001 by APO Health, Inc., a Nevada corporation with its principal place of business being located at 3950 Oceanside Ave., Oceanside, New York 11572.

                                 WITNESSETH:

     WHEREAS, the Board of Directors of APO Health, Inc., (the "Company") has determined that it would be to its advantage, and in its best interest, to grant certain consultants and advisors, as well as certain employees, payment for services rendered in the form of common stock and/or the opportunity to purchase stock in the Company; and

     WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock and/or granting stock options to such designated individuals from time to time, although these options are not to be granted pursuant to Section 422A and related sections of the Internal Revenue Code as amended;

     NOW THEREFORE, the Board adopts this as the 2001 COMPENSATION PLAN I (the "Plan").

     1.00 EFFECTIVE DATE AND TERMINATION OF PLAN
          --------------------------------------

     The effective date of the Plan is June 14, 2001, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the issuance of the last common stock allocated under the Plan, whether directly or by exercise of option, or ten years from the date thereof, whichever is earlier.

     2.00 ADMINISTRATION OF PLAN
          ----------------------

     The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

     3.00 ELIGIBILITY TO PARTICIPATE IN THE PLAN
          --------------------------------------

     3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those officers, directors, consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/ or options are to be granted hereunder and the number of shares to be optioned from time to time to any individual or entity. In determining the eligibility of an individual or entity to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company of the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.
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     3.02 To be eligible to be selected to receive shares or an option to purchase shares, an individual must be an officer, director, consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary Corporation of the Company. The authorization for shares to be issued or the grant of each option shall be confirmed by a Stock Compensation Agreement or Stock Option Agreement which shall be executed by the Company and the recipient or optionee as promptly as practicable after such grant. More than one compensation agreement or stock option agreement may be granted to an individual or entity. Shares shall be issued directly to such individuals or entities.

     3.03 Shares may be delivered or an option may be granted to any individual or entity eligible hereunder, regardless of his previous stockholdings.

     3.04 The share price or option price (determined as of the time the shares or option is granted) of the stock for which any person may be issued or granted options under this Plan (and all other plans of the Company) may be increased or reduced by the Board, or its designee, from time to time; provided, however, that no shares nor option may be issued at less than 50% of the then-current bid price of the stock.

     4.00 NUMBER OF SHARES SUBJECT TO THE PLAN
          ------------------------------------

     4.01. The Board, hereby reserves for the purposes of the Plan a total of One Million One Hundred Thousand Shares (1,100,000) of the authorized but un-issued shares of common shares of the Company, provided that any shares issued or as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in
     Article 3.00 hereof.

     5.00 PRICE OF COMMON SHARES
          ----------------------

     5.01. The initial and standard price per share of common stock to be issued directly or by option shall be $1.00 per share but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its
     designee, shall determine the share price no later than the date of the issuance of the shares and/ or the grant of the option and at such other times as the Board, or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be $1.00 per share.
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     6.00 SUCCESSIVE OPTIONS
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     Any option granted under this Plan to an person may be exercisable at such person's discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

     7.00 PERIOD AND EXERCISE OF OPTION
          -----------------------------

     7.01. Options granted under this Plan shall expire on the first to occur of the following dates whether or not exercisable on such dates: (i) five (5) years from the date the option is initially granted; (ii) six (6) months from the date the person ceases employment due to permanent and total disability; (iii) the date of termination of employment for reasons other than retirement, permanent and total disability or death, unless the Board determines, in its sole discretion, that it would be in the best interest of the Company to extend the options for a period not to exceed three (3) years; or (iv) three (3) months from the date the employee retires with permission of the Board.

     7.02. Notwithstanding Section 7.01, any portion of any shares issued hereunder which has not been issued pursuant to Section

     7.03 prior to the death of the employee or termination of employment shall expire on the employee's date of death or termination date, if termination is for reasons other than retirement or total and permanent disability.

     7.03. Any shares issued under this Plan may be immediately delivered to the named holder thereof.

     8.00 COMPENSATION OR OPTION SHARES
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     When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option upon such exercise. As soon as practicable, after the person notifies the Company of the exercise of his option and makes payment of the required option price, the Company shall issue such shares to the person. Likewise, shares issuable under this Plan for compensation shall be issued when earned or as soon thereafter as reasonably practicable.

     9.00 RESTRICTIONS ON TRANSFER
          ------------------------

     9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.
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     9.02 If an person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options which are then exercisable at the time of such person*s death within one year of the death of the person.

     10.00 RECLASSIFICATION, CONSOLIDATION OR MERGER
           -----------------------------------------

     If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person and the option price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance or options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

     11.00 DISSOLUTION OR LIQUIDATION
           --------------------------

     Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.

     12.00 BINDING EFFECT
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     This Plan shall inure to the benefit of and be binding upon the
     Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

     13.00 ADOPTION OF PLAN
           ----------------

     This Agreement has been duly adopted by the Board of Directors of the Company on June 14, 2001.

     14.00 NOTICES
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     Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

     APO Health, Inc.

     By  /s/ DR. JAN STAHL
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        Dr. Jan Stahl, Chairman


           /s/ KENNETH LEVENTHAL, Secretary      (SEAL)
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